Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ares Capital Corporation

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting and to the reference to our firm under the heading “Financial Highlights” in the Prospectus Supplement of Ares Capital Corporation, dated August 10, 2020, relating to its ongoing offer and sale, from time to time, of shares of common stock having an aggregate offering price of up to $500,000,000.

/s/ KPMG LLP

Los Angeles, California
August 10, 2020